Exhibit 99.1

Apollo Senior Floating Rate Fund Inc. and Apollo Tactical Income Fund Inc.

Announce Stockholder Approval of Mergers with MidCap Financial Investment Corporation

New York, NY — June 21, 2024 — Apollo Senior Floating Rate Fund Inc. (NYSE: AFT) and Apollo Tactical Income Fund Inc. (NYSE: AIF) (AFT and AIF, together, the “CEFs”) today announced that both CEFs received stockholder approval of the necessary proposals related to their previously announced mergers with and into MidCap Financial Investment Corporation (NASDAQ: MFIC) at the AFT and AIF special meetings of stockholders reconvened on June 21, 2024. Approximately 88% of AFT’s common shares represented at its special meeting (excluding votes abstained or withheld), or approximately 53% of AFT’s common shares outstanding, voted in favor of the proposal, satisfying AFT’s stockholder approval requirement. Approximately 87% of AIF’s common shares represented at its special meeting (excluding votes abstained or withheld), or approximately 53% of AIF’s common shares outstanding, voted in favor of the proposal, satisfying AIF’s stockholder approval requirement.

The final voting results are subject to certification by the inspector of election of the AFT and AIF special meetings of stockholders.

As previously announced, MFIC’s stockholders approved the necessary proposal related to the mergers of the CEFs with and into MFIC at a special meeting of stockholders held on May 28, 2024.

The mergers are currently expected to close in late July, subject to satisfaction of customary closing conditions. Following the closing of the mergers, the surviving entity will continue to trade on the Nasdaq Global Select Market under the ticker symbol “MFIC.”

Upon the closing of the mergers, stockholders of AFT and AIF will receive a number of MFIC shares with a net asset value (“NAV”) equal to the NAV of the shares they hold in each respective CEF, with the applicable NAVs to be determined shortly before closing. The NAVs per share for the CEFs used in determining these amounts will be adjusted for the distribution of any previously undistributed net investment income and capital gains prior to closing.

Lazard served as financial advisor and Proskauer Rose LLP as legal counsel to the special committee of MFIC. Keefe, Bruyette & Woods Inc., A Stifel Company, served as financial advisor and Dechert LLP as legal counsel to the special committees of the CEFs. Simpson Thacher & Bartlett LLP served as legal counsel to MFIC, AFT and AIF with respect to the mergers.

About MidCap Financial Investment Corporation

MidCap Financial Investment Corporation (NASDAQ: MFIC) is a closed-end, externally managed, diversified management investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). For tax purposes, MFIC has elected to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). MFIC is externally managed by Apollo Investment Management, L.P. (the “MFIC Adviser”), an affiliate of Apollo Global Management, Inc. and its consolidated subsidiaries (“Apollo”), a high-growth global alternative asset manager. MFIC’s investment objective is to generate current income and, to a lesser extent, long-term capital appreciation. MFIC primarily invests in directly originated and privately negotiated first lien senior secured loans to privately held U.S. middle-market companies, which MFIC generally defines as companies with less than $75 million in EBITDA, as may be adjusted for market disruptions, mergers and acquisitions-related charges and synergies, and other items. To a lesser extent, MFIC may invest in other types of securities including, first lien unitranche, second lien senior secured, unsecured, subordinated, and mezzanine loans, and equities in both private and public middle market companies. For more information, please visit www.midcapfinancialic.com.

About Apollo Senior Floating Rate Fund Inc.

Apollo Senior Floating Rate Fund Inc. (NYSE: AFT) is registered under the 1940 Act as a diversified closed-end management investment company. AFT’s investment objective is to seek current income and preservation of capital by investing primarily in senior, secured loans made to companies whose debt is rated below investment grade and investments with similar economic characteristics. Senior loans typically hold a first lien priority and pay floating rates of interest, generally quoted as a spread over a reference floating rate benchmark. Under normal market conditions, AFT invests at least 80% of its managed assets (which includes leverage) in floating rate senior loans and investments with similar economic characteristics. Apollo Credit Management, LLC, an affiliate of Apollo, serves as AFT’s investment adviser. For tax purposes, AFT has elected to be treated as a RIC under the Code. For more information, please visit www.apollofunds.com/apollo-senior-floating-rate-fund.

About Apollo Tactical Income Fund Inc.

Apollo Tactical Income Fund Inc. (NYSE: AIF) is registered under the 1940 Act as a diversified closed-end management investment company. AIF’s primary investment objective is to seek current income with a secondary objective of preservation of capital by investing in a portfolio of senior loans, corporate bonds and other credit instruments of varying maturities. AIF seeks to generate current income and preservation of capital primarily by allocating assets among different types of credit instruments based on absolute and relative value considerations. Under normal market conditions, AIF invests at least 80% of its managed assets (which includes leverage) in credit instruments and investments with similar economic characteristics. Apollo Credit Management, LLC, an affiliate of Apollo, serves as AIF’s investment adviser. For tax purposes, AIF has elected to be treated as a RIC under the Code. For more information, please visit www.apollofunds.com/apollo-tactical-income-fund.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition. The forward-looking statements may include statements as to: future operating results of MFIC, AFT and AIF, and distribution projections; business prospects of MFIC, AFT and AIF, and the prospects of their portfolio companies, if applicable; and the impact of the investments that MFIC, AFT and AIF expect to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including those set forth in the “Special Note Regarding Forward-Looking Statements” section in our registration statement on Form N-14 (333-275640) previously filed with the Securities and Exchange Commission (the “SEC”). MFIC, AFT and AIF have based the forward-looking statements included in this press release on information available to them on the date hereof, and they assume no obligation to update any such forward-looking statements. Although MFIC, AFT and AIF undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that they may make directly to you or through reports that MFIC, AFT, and/or AIF in the future may file with the SEC, including annual reports on Form 10-K, annual reports on Form N-CSR, quarterly reports on Form 10-Q, semi-annual reports on Form N-CSRS and current reports on Form 8-K.

Contact

Elizabeth Besen

Investor Relations Manager for MFIC, AFT and AIF

212.822.0625

ebesen@apollo.com

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